                                                                       EXHIBIT 3




                                        August 19, 1999



Reservoir Capital Group, LLC
650 Madison Avenue, 26th Floor
New York, New York  10022

Attention:  Craig Huff, Managing Director

Pasco Acquisition, Inc.
c/o Engles Urso Follmer Capital Corporation
3811 Turtle Creek Boulevard
Suite 1300, L.B. 50
Dallas, Texas  75219

Attention:  Mr. Todd W. Follmer, President

Gentlemen:

                  This letter is to acknowledge that we have agreed with Reservoir Capital Group, LLC ("Reservoir Capital") to extend the time during which Reservoir Capital has the right to purchase our shares in Orange-co, Inc. ("Orange-co") pursuant to our letter of intent with Reservoir Capital dated July 14, 1999, until midnight on September 10, 1999. This extension is being granted subject to all the terms and conditions set forth in our letter of intent with Reservoir Capital dated July 14, 1999; and further subject to the conditions that (i) the acquisition of our shares and the payments therefor, as well as the payments called for under the Fruit Purchase Agreement and the Non-Compete and Consulting Agreement to be received by the undersigned respective parties thereto on or prior to midnight on September 10, 1999; and (ii) Pasco Acquisition, Inc. ("Pasco") execute the agreement set forth at the end of this letter.

         Please indicate your acceptance of the terms and conditions of this extension by executing the enclosed copy of this letter as indicated below.




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                                     Very truly yours,

                                     BEN HILL GRIFFIN, INC.

                                     By: /s/ Ben Hill Griffin, III
                                         -------------------------
                                             Ben Hill Griffin, III


                                     By: /s/ Ben Hill Griffin, III
                                         ---------------------------------------
                                             Ben Hill Griffin, III, individually


Agreed and accepted this 19 day of August, 1999.

RESERVOIR CAPITAL GROUP, LLC


By /s/ Craig Huff
   -------------------------
       Craig Huff
Its:   Managing Director


PASCO ACQUISITION, INC., by its signature below, agrees that from the date of this extension until the expiration of the option granted to Reservoir referenced above, neither Pasco or any of its Affiliates will utilize the existence of the transactions contemplated by the Letter of Intent between Pasco and Orange-co or the Letter of Intent between Reservoir and Ben Hill Griffin, Inc. and Ben Hill Griffin III or make reference thereto in connection with the solicitation of business from any customer or potential customer of Orange-co or its subsidiaries. This agreement shall inure to the benefit of Ben Hill Griffin, Inc. and Ben Hill Griffin, III and to Orange-co and its subsidiaries, which are third party beneficiaries hereof.


PASCO ACQUISITION, INC.


By: /s/ Todd W. Follmer
    ------------------------
        Todd W. Follmer
Its:    President




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